3: E

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported) January 27, 2004

E. I. du Pont de Nemours and Company
(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-815	51-0014090
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
Of Incorporation)	File Number)	Identification No.)

1007 Market Street
Wilmington, Delaware    19898
(Address of principal executive offices)

Registrant's telephone number, including area code:    (302) 774-1000

Item 7. Financial Statements and Exhibits

(c)	Exhibits - The following exhibit is furnished pursuant to the disclosure included under Item 12 of this Form 8-K.

99	Copy of the Registrant's Earnings News Release dated January 27, 2004.

Item 12. Results of Operations and Financial Condition

            On January 27, 2004, the Registrant announced its consolidated financial results for the quarter and year ended December 31, 2003. A copy of the Registrant's earnings news release is furnished as Exhibit 99 to this report on Form 8-K. The information contained in Item 12 of this report on Form 8-K, including Exhibit 99, shall not be deemed "filed" for purposes of Section 18 of the Exchange Act, or otherwise subject to the liability of that section, nor incorporated by reference in any registration statement filed by the Registrant under the Securities Act of 1933, as amended.

SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

E. I. DU PONT DE NEMOURS AND COMPANY
(Registrant)

/s/ D. B. Smith
D. B. Smith
Vice President & Controller

January 27, 2004

January 27, 2004	Contact:	Clif Webb
WILMINGTON, Del.		302-774-4005
r-clifton.webb@usa.dupont.com

DUPONT REPORTS FOURTH QUARTER

AND FULL-YEAR 2003 EARNINGS

Summary

  Reported fourth quarter 2003 earnings were $.63 per share including a net benefit of $.34 per share from special items, primarily related to INVISTA. This compares to fourth quarter 2002 earnings per share of $.35.
  Fourth quarter earnings before special items were $.29 per share, compared to $.34 per share before special items in the fourth quarter of 2002.
  Consolidated fourth quarter net sales were $6.5 billion, up 14 percent, with significant revenue growth in all regions. Full-year consolidated sales were up 12 percent.
  U.S. volumes gained momentum, with 6 percent growth versus fourth quarter 2002.
  Higher raw material costs reduced earnings for the fourth quarter by about $230 million after-tax, or $.23 per share versus the prior year. Non-cash pension and stock option expense reduced fourth quarter earnings by an additional $.10 per share versus the prior year.

Earnings Comparisons*
($ per share diluted)

	4Q 2003	4Q 2002	YR 2003	YR 2002
Reported	.63	.35	.99	1.84
Special Items	.34	.01	(.67)	(.16)
Before Special Items	.29	.34	1.66	2.00

*	Excludes cumulative effect of changes in accounting principles.

            "Even with clear evidence that an economic recovery in manufacturing is under way, energy-related raw material costs stayed stubbornly at or near historical highs," said DuPont Chairman and Chief Executive Officer Charles O. Holliday, Jr. "Because we remained intensely focused on reducing costs while growing revenue across our businesses, we were able to overcome higher raw material costs and meet the expectations we set for our investors."

Global Consolidated Net Sales and Net Income
            Fourth quarter consolidated net sales totaled $6.5 billion compared to $5.7 billion in fourth quarter 2002, up 14 percent. Fourth quarter net income was $636 million, or $.63 per share, including a $.34 per share net benefit, principally related to INVISTA (see table of special items below). This compares to fourth quarter 2002 earnings of $350 million or $.35 per share. In addition to the INVISTA related items, income reflects higher raw material costs and non-cash pension expense partly offset by a benefit from higher sales volumes and lower costs excluding pension expense.
            For the full-year 2003, consolidated net sales were $27.0 billion, up 12 percent. Income before cumulative effect of accounting changes was $1,002 million versus $1,841 million. In addition to the impact of increased net charges for special items, the decline in income principally reflects higher raw material costs and non-cash pension expense which, combined, reduced income by $1 billion after taxes.

SPECIAL ITEMS
	$MM Pretax		$MM After-Tax		($ Per Share)
	2003	2002	2003	2002	2003	2002
1st Quarter Total	(78)	(72)	(51)	(73)	(.05)	(.07)

2nd Quarter Total	80	(345)	52	(168)	.05	(.17)

3rd Quarter Total	(1,557)	107	(1,008)	68	(1.01)	.07

4th Quarter:
INVISTA - Related Items:
Separation Charges	(310)		(326)		(.32)
Deferred Tax Benefits	-		669.67
Total	(310)		343.35
Restructuring - Change in Estimate	17	11	12	5.01		-
Other - Benlate® Litigation Reserve	(25)	(80)	(15)	(50)	(.02)	(.05)
Sale of DuPont Pharmaceuticals		6		27.03
Coatings & Color Technologies Restructuring		(69)		(44)		(.04)
Pioneer - Post Employment Costs		40		67.07

4th Quarter Total	(318)	(92)	340	5.34		.01

Full Year - Total	(1,873)	(402)	(667)	(168)	(.67)	(.16)

Segment Sales by Region

            Segment sales include transfers and a pro rata share of affiliate sales. A regional breakdown of worldwide segment sales and percentage change variances versus prior year, for the fourth quarter and full year, are summarized in the tables below.

Fourth Quarter

	Segment Sales		% Change Due To
	4Q'03	% Change	Local	Currency		Portfolio
	$B	vs. 4Q'02	Price	Effect	Volume	Changes*
Worldwide	7.3	15	(1)	5	6	5
U.S.	3.0	12	(0)	0	6	6
Europe	2.0	17	(2)	14	1	4
Asia Pacific	1.5	15	(1)	4	11	1
Canada, Mexico,
South America	0.8	20	(3)	4	10	9

Full Year

	Segment Sales		% Change Due To
	2003	% Change	Local	Currency		Portfolio
	$B	vs. 2002	Price	Effect	Volume	Changes*
Worldwide	30.3	13	(1)	5	4	5
U.S.	13.5	8	(0)	0	2	6
Europe	8.4	20	(1)	16	2	3
Asia Pacific	5.3	16	(1)	3	13	1
Canada, Mexico,
South America	3.1	16	1	3	6	6

*

Principally includes impact of sale of Clysar® , and acquisitions of Liqui-Box, ChemFirst, Renpar S.A., the remaining interest in Griffin L.L.C., the formation of The Solae Company and change of accounting for inter-segment DTI transfers.

            Versus last year, worldwide volumes increased 6 percent for the quarter and 4 percent for the full year, principally reflecting growth in Asia and South America. For both the year and the quarter, local selling prices were down slightly on a worldwide basis - declining less than 1 percent. Including the currency effect from a weaker dollar, U.S. dollar selling prices increased 4 percent.

Business Segment Performance

            Detailed information on fourth quarter and full-year business segment performance is provided in the Schedules. Segment sales data provided in Schedules B and C presents year-over-year comparisons and variance analysis of volume, price, and other factors. Earnings data on Schedules B and D provide year-over-year comparisons of segment ATOI both as reported and excluding the impact of special items. The company encourages investors to review these Schedules. Additional segment information is available to investors and the public via the earnings data section of the DuPont Investor Center on dupont.com.
            Fourth quarter segment sales showed double-digit growth in every operating segment. Important drivers of this increase were: a strong South American agricultural season, positive momentum in electronics markets, and continuing strength in life protection garments and housing markets. Excluding special items, segment ATOI was stable or improved in every segment except Performance Materials and Textiles & Interiors (INVISTA), both of which were significantly exposed to the higher than expected energy and energy related raw material costs experienced in the quarter.
            For the full year, segment sales showed string growth (ranging from 9 to 21 percent) in every operating segment. Segment earnings for the year were pressured by high raw materials costs and pension/other post retirement benefits (OPEBs) expense. Combined, these factors were a drag to earnings of over $1 billion after-tax in the year. The businesses were able to offset more than 60 percent of this higher expense through productivity, share gain, and growth in new markets, products and applications. Excluding special items, the Safety & Protection segment and the Agriculture & Nutrition segment both delivered double-digit ATOI growth; Pharmaceutical ATOI was up solidly; and the other four segments showed ATOI declines versus prior year.
Outlook
            The company's overall outlook for 2004 is positive. DuPont expects cyclical recovery in major industrial economies, in addition to continuing growth in emerging economies. This is expected to support global real GDP growth of 3.6 percent in 2004, which would be the largest full-year increase since 2000. The company also expects that - in contrast to recent years - the manufacturing sectors of the developed industrial economies will grow at rates stronger than their regional GDP.

            The major risks and uncertainties associated with this outlook are sustained increases in oil and natural gas prices or a faltering U.S. economic expansion. However, with the strength of the recovery and its current momentum, DuPont is confident that the economic conditions in 2004 are positive for its businesses.
            Specific key assumptions and actions that support the company's outlook for 2004 include the following:

    In December of 2003, DuPont announced a program to reduce fixed costs and improve variable margins in 2004 by $450 million - more than offsetting the residual costs of INVISTA separation. By the end of 2004, DuPont expects to be a rate of cost improvement to achieve $900 million in reductions in 2005.
    With oil and U.S. natural gas prices remaining high, the company does not expect any relief from hydrocarbon costs in 2004 and anticipates that its raw material costs will be at or slightly above 2003 levels.
    The estimated effective income tax rate for 2004 is 25 percent excluding any tax effects on exchange gains/losses or special items, neither of which can be reasonably estimated at this time.
    In 2004 the company expects a net negative impact versus prior year of $0.00 to $0.05 per share from the combined effect of the following non-cash expenses: pension, OPEBs, and stock option expenses. In 2003, there was a $0.40 year-over-year negative impact from these expenses versus 2002.

            Assuming that oil and natural gas prices stay in line with 2003 average levels, DuPont expects 2004 first quarter earnings per share to be between $.65 and $.75. The company's outlook for the full year is between $2.00 and $2.20 per share. These outlooks do not include estimates for any 2004 special items, including anticipated restructuring and the INVISTA separation, as they cannot be reasonably estimated at this time.
            "We saw strong economic growth in the fourth quarter and believe it will continue to gain momentum in 2004. Indeed, we believe that 2004 may provide the best global economic improvement we've seen in several years," said Holliday. "Our company is uniquely positioned to take advantage of the recovery. We will separate INVISTA and launch a 'new DuPont.' We will continue to grow revenue. And, we will reduce costs and improve productivity across the entire spectrum of operations, sales and marketing, and research and development. All of this will translate into higher profits for our owners."

Use of Non-GAAP Measures
            Management believes that earnings before special items, a "non-GAAP" measure, is meaningful to investors because it provides insight with respect to ongoing operating results of the company. Special items represent significant charges or credits that are important to an understanding of the company's ongoing operations. Such measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance.
            DuPont is a science company. Founded in 1802, DuPont puts science to work by solving problems and creating solutions that make people's lives better, safer and easier. Operating in more than 70 countries, the company offers a wide range of products and services to markets including agriculture, nutrition, electronics, communications, safety and protection, home and construction, transportation and apparel.

Forward-Looking Statements: This news release contains forward-looking statements based on management's current expectations, estimates and projections. All statements that address expectations or projections about the future, including statements about the company's strategy for growth, product development, market position, expected expenditures and financial results are forward-looking statements. Some of the forward-looking statements may be identified by words like "expects," "anticipates," "plans," "intends," "projects," "indicates," and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by DuPont, particularly its latest annual report on Form 10-K and quarterly report on Form 10-Q, as well as others, could cause results to differ materially from those stated. These factors include, but are not limited to changes in the laws, regulations, policies and economic conditions, including inflation, interest and foreign currency exchange rates, of countries in which the company does business; competitive pressures; successful integration of structural changes, including restructuring plans, acquisitions, divestitures and alliances; cost of raw materials, research and development of new products, including regulatory approval and market acceptance; and seasonality of sales of agricultural products.

# # #

1/27/04

The DuPont Oval, DuPont™ , The miracles of science™ , and Benlate® , and Clysar® , are registered trademarks or trademarks of DuPont or its affiliates.

E. I. DU PONT DE NEMOURS AND COMPANY AND CONSOLIDATED SUBSIDIARIES

SCHEDULE A
	Three Months Ended		Year Ended
CONSOLIDATED INCOME STATEMENT	December 31,		December 31,
(Dollars in millions, except per share)	2003	2002	2003	2002

NET SALES	$6,477	$5,682	$26,996	$24,006
Other Income(a)	191	179	734	516

Total	6,668	5,861	27,730	24,522

Cost of Goods Sold and Other Operating Charges(b)	4,910	4,092	19,476	16,296
Selling, General and Administrative Expenses	771	706	2,995	2,699
Depreciation	319	339	1,355	1,297
Amortization of Intangible Assets	51	64	229	218
Research and Development Expense	337	336	1,349	1,264
Interest Expense(c)	89	80	347	359
Restructuring and Asset Impairment Charges(d)	(17)	58	(17)	290
Separation Charges - Textiles & Interiors(e)	306	-	1,620	-
Goodwill Impairment - Textiles & Interiors(f)	4	-	295	-
Gain on Sale of DuPont Pharmaceuticals(g)	-	(6)	-	(25)
Gain on Sale of Interest by Subsidiary - Non-operating(h)	-	-	(62)	-

Total	6,770	5,669	27,587	22,398

INCOME BEFORE INCOME TAXES AND
MINORITY INTERESTS	(102)	192	143	2,124
Provision for Income Taxes(i)	(743)	(183)	(930)	185
Minority Interests in Earnings of Consolidated Subsidiaries(j)	5	25	71	98

INCOME BEFORE CUMULATIVE EFFECT OF CHANGES
IN ACCOUNTING PRINCIPLES	636	350	1,002	1,841
Cumulative Effect of Changes in Accounting Principles,
Net of Income Taxes(k)	-	-	(29)	(2,944)

NET INCOME (LOSS)	$ 636	$ 350	$ 973	$ (1,103)

BASIC EARNINGS (LOSS) PER SHARE OF
COMMON STOCK(l)(m)
Income before Cumulative Effect of Changes in
Accounting Principles	$ .64	$ .35	$ 1.00	$ 1.84
Cumulative Effect of Changes in Accounting Principles	-	-	(.03)	(2.96)

Net Income (Loss)	$ .64	$ .35	$ .97	$ (1.12)

DILUTED EARNINGS (LOSS) PER SHARE OF
COMMON STOCK(l)(m)
Income before Cumulative Effect of Changes in
Accounting Principles	$ .63	$ .35	$ .99	$ 1.84
Cumulative Effect of Changes in Accounting Principles	-	-	(.03)	(2.95)

Net Income (Loss)	$ .63	$ .35	$ .96	$ (1.11)

DIVIDENDS PER SHARE OF COMMON STOCK	$ .35	$ .35	$ 1.40	$ 1.40

FOOTNOTES TO CONSOLIDATED INCOME STATEMENT
(a)

Total year 2003 includes an exchange gain of $30 resulting from a currency contract purchased to offset movement in the Canadian dollar in connection with the company's acquisition of minority shareholders' interest in DuPont Canada, and benefits of $23 and $16 resulting from favorable arbitration rulings in the Pharmaceuticals and Textiles & Interiors segments, respectively.

Total year 2002 includes a gain of $84 resulting from the sale of the Clysar® shrink film business, partly offset by an exchange loss of $63 resulting from the mandatory conversion of the company's U.S. dollar-denominated trade receivables to Argentine pesos and moving from a preferential to a free-market exchange rate.

(b)

Fourth quarter 2003 includes a charge of $25 to increase the company's reserve for Benlate® litigation. In addition, total year 2003 includes a charge of $78 to provide for settlement of the 1995 Benlate® shareholder litigation case, partly offset by $25 in insurance proceeds.

Fourth quarter 2002 includes a charge of $80 to increase the company's reserve for Benlate® litigation, partly offset by a credit of $40 resulting from revisions in accrued post-employment costs for certain Pioneer employees.

Total year 2002 also includes charges of $47 to write off inventory associated with discontinued specialty herbicide products and $50 to establish a reserve related to vitamins litigation associated with a previously divested business.

(c)	Total year 2002 includes a charge of $21 for the early extinguishment of $242 of outstanding debentures; this charge principally represents premiums paid to investors.

(d)	Fourth quarter and total year 2003 include a benefit of $17 to reflect changes in estimates related to prior year restructuring programs.

Fourth quarter 2002 includes a charge of $69 related to employee separation costs for about 775 employees within the Coatings & Color Technologies segment, partly offset by a benefit of $11 to reflect changes in estimates related to prior year restructuring programs.

Total year 2002 also includes charges of $209 associated with separation costs for approximately 2,000 Textiles & Interiors employees and the shutdown and dismantlement of several facilities, $39 to withdraw from a joint venture in China, and $37 associated with an expected loss on the sale of a European manufacturing facility. These charges were partly offset by a benefit of $23 resulting from changes in estimates related to prior year restructuring activities, and a gain of $30 resulting principally from a favorable litigation settlement associated with exiting a joint venture in China.

(e)

Fourth quarter 2003 reflects an additional charge of $306 associated with the expected separation of INVISTA (INVISTA comprises substantially all of the net assets of the Textiles & Interiors segment). This charge reflects changes in estimates associated with the sale, incremental out-of-pocket disposal costs, and the write down to estimated fair market value of a European manufacturing facility. Total year 2003 also includes impairment charges recorded last quarter of $1,236 to write down to estimated fair value various manufacturing and other intangible assets held for sale, as well as investments in certain joint ventures. In addition, 2003 includes $78 in charges related to pension curtailment losses associated with the expected separation.

FOOTNOTES TO CONSOLIDATED INCOME STATEMENT - (CONT'D)
(f)

Fourth quarter 2003 includes an additional goodwill impairment charge of $4 resulting from finalization of purchase price allocation associated with the company's acquisition of minority shareholders' interest in DuPont Canada. Total year 2003 also includes an estimated charge of $291 reflected last quarter to write off goodwill associated with INVISTA.

(g)

Fourth quarter 2002 includes a benefit of $6 resulting from changes in estimated costs associated with the sale of DuPont Pharmaceuticals to Bristol-Myers Squibb. In addition, total year 2002 includes a benefit of $19 to reflect final settlement.

(h)	Total year 2003 includes a $62 non-operating gain associated with the formation of a majority-owned venture, The Solae Company, with Bunge Limited.

(i)

Fourth quarter 2003 reflects a benefit of $653, primarily associated with recording deferred tax assets in two European subsidiaries for their tax basis investment losses recognized on local tax returns. Total year 2003 also includes third quarter tax benefits of $566 relating to the anticipated separation of INVISTA.

Fourth quarter 2002 principally includes an adjustment to reduce the company's full-year income tax rate, a benefit related to revisions in post-employment costs for certain Pioneer employees, and an adjustment to lower the prior year tax accrual in connection with the gain on the sale of DuPont Pharmaceuticals. In addition, the fourth quarter provision for income taxes includes a tax benefit associated with exiting an Asian joint venture which essentially offsets a pretax loss in Other Income.

Total year 2002 includes a net $65 non-cash tax benefit, principally due to agreement on certain prior year audit issues previously reserved for, partly offset by the establishment of a reserve for an additional tax contingency.

(j)	Total year 2003 includes a charge of $28 ($17 after-tax) for the early extinguishment of the company's Minority Interest Structures in preparation for the planned separation of INVISTA.

(k)

On January 1, 2003, the company adopted SFAS No. 143, "Accounting for Asset Retirement Obligations," which requires companies to record an asset and related liability for the costs associated with the retirement of a long-lived tangible asset if a legal liability to retire the asset exists. The company recorded a cumulative effect adjustment to income of $29.

The company's adoption of SFAS No. 142, "Goodwill and Other Intangible Assets," resulted in a cumulative effect adjustment to income of $2,944 effective January 1, 2002.

(l)	Earnings per share are calculated on the basis of the following average number of common shares outstanding:

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	Basic	Diluted	Basic	Diluted

2003	997,451,724	1,000,795,660	996,717,845	1,000,010,193
2002	994,136,207	997,574,272	994,355,229	998,737,040

(m)	Total year earnings per share do not equal the sum of quarterly earnings per share due to changes in average share calculations.

E. I. DU PONT DE NEMOURS AND COMPANY AND CONSOLIDATED SUBSIDIARIES

SCHEDULE B
	Three Months Ended		Year Ended
CONSOLIDATED SEGMENT INFORMATION(a)	December 31,		December 31,
(Dollars in millions)	2003	2002	2003	2002

SEGMENT SALES(b)
Agriculture & Nutrition	$ 991	$ 743	$ 5,470	$ 4,516
Coatings & Color Technologies	1,437	1,301	5,503	5,026
Electronic & Communication Technologies	750	635	2,892	2,540
Performance Materials	1,387	1,219	5,376	4,926
Safety & Protection	1,027	906	4,071	3,477
Textiles & Interiors	1,697	1,534	6,937	6,221
Other	7	6	19	22

Total Segment Sales	7,296	6,344	30,268	26,728

Elimination of Transfers	(234)	(91)	(940)	(375)
Elimination of Equity Affiliate Sales	(585)	(571)	(2,332)	(2,351)
Miscellaneous	-	-	-	4

CONSOLIDATED NET SALES	$6,477	$5,682	$26,996	$24,006

AFTER-TAX OPERATING INCOME (LOSS) (ATOI)(c)(d)
Agriculture & Nutrition(e)	$ (78)	$ (21)	$ 540	$ 443
Coatings & Color Technologies(f)	151	92	477	483
Electronic & Communication Technologies	55	48	147	217
Performance Materials(g)	59	90	262	479
Pharmaceuticals(h)	106	134	355	329
Safety & Protection	142	141	536	490
Textiles & Interiors(i)	(301)	39	(1,336)	69
Other(j)	(43)	(73)	(150)	(164)

Total Segment ATOI	91	450	831	2,346

Interest & Exchange Gains and Losses(k)	(37)	(2)	(126)	(196)
Corporate Expenses(l)	582	(88)	328	(268)
Corporate Minority Interest(m)	-	(10)	(31)	(41)

Income Before Cumulative Effect of Changes
in Accounting Principles	636	350	1,002	1,841

Cumulative Effect of Changes in Accounting Principles(n)	-	-	(29)	(2,944)

NET INCOME (LOSS)	$ 636	$ 350	$ 973	$ (1,103)

FOOTNOTES TO CONSOLIDATED SEGMENT INFORMATION
(a)	Certain reclassifications of segment data have been made to reflect 2003 changes in organizational structure.

(b)	Includes transfers and pro rata share of equity affiliate sales. Beginning in 2003, Textiles & Interiors segment sales include transfers of Intermediates to Performance Materials.

(c)

Fourth quarter and total year 2003 includes net benefits of $12 resulting from changes in estimates related to prior year restructuring programs, principally in the following segments: Agriculture & Nutrition - $1; Coatings & Color Technologies - $3; Electronic & Communication Technologies - $1; and Textiles & Interiors - $6.

(d)

Fourth quarter 2002 and total year 2002 include net benefits of $5 and $22, respectively, resulting from changes in estimates related to prior year restructuring programs. Total year 2002 includes benefits in the following segments: Agriculture & Nutrition - $3; Coatings & Color Technologies - $2; Electronic & Communication Technologies - $1; Performance Materials - $2; Safety & Protection - $3; Textiles & Interiors - $9; and Other - $2.

(e)	Total year 2003 includes a $41 non-operating gain associated with the formation of a majority-owned venture, The Solae Company, with Bunge Limited.

Fourth quarter 2002 includes a benefit of $67 related to revisions in post-employment costs for certain Pioneer employees. Total year 2002 also includes charges of $29 to write off inventory associated with discontinued specialty herbicide products, and $25 associated with an expected loss on the sale of a European manufacturing facility.

(f)	Fourth quarter 2002 includes a charge of $44 related to employee separation costs for about 775 employees.

(g)	Total year 2002 includes a gain of $51 resulting from the sale of the Clysar® shrink film business.

(h)	Total year 2003 includes a $15 benefit resulting from a favorable arbitration ruling in connection with the Pharmaceuticals segment.

Fourth quarter 2002 includes a benefit of $27 principally related to adjustments of prior year tax accruals in connection with the gain on the sale of DuPont Pharmaceuticals. Total year 2002 also includes a benefit of $12 to reflect final settlement with Bristol-Myers Squibb in connection with the sale of DuPont Pharmaceuticals.

(i)

Fourth quarter 2003 reflects an additional charge of $326 associated with the expected separation of INVISTA. This charge reflects changes in estimates associated with the sale, incremental out-of-pocket disposal costs, the write down to estimated fair market value of a European manufacturing facility and an additional goodwill impairment.

FOOTNOTES TO CONSOLIDATED SEGMENT INFORMATION - (CONT'D)

Total year 2003 also reflects impairment charges recorded last quarter of $696 to write down to estimated fair market value various manufacturing and other intangible assets held for sale, as well as investments in certain joint ventures. Included also are an estimated charge of $291 reflected last quarter to write off goodwill associated with INVISTA and charges of $52 related to pension curtailment losses, partly offset by a benefit of $10 from the favorable settlement of arbitration related to the Unifi Alliance.

Total year 2002 includes charges of $100 related to employee separation costs for approximately 2,000 employees, $43 related to facility shutdowns and $29 to withdraw from a polyester joint venture in China, partly offset by a benefit of $19 resulting principally from a favorable litigation settlement associated with exiting a nylon joint venture in China.

(j)

Fourth quarter 2003 includes a charge of $15 to increase the company's reserve for Benlate® litigation. In addition, total year 2003 includes a charge of $51 to provide for settlement of the 1995 Benlate® shareholder litigation case, partly offset by $16 in insurance proceeds.

Fourth quarter 2002 includes a charge of $50 to increase the company's reserve for Benlate® litigation. Total year 2002 also includes a charge of $31 to establish a reserve related to vitamins litigation associated with a previously divested business.

(k)

Total year 2003 includes an exchange gain of $18 resulting from a currency contract purchased to offset movement in the Canadian dollar in connection with the company's acquisition of minority shareholders' interest in DuPont Canada.

Total year 2002 includes an exchange loss of $63 resulting from the mandatory conversion of the company's U.S. dollar-denominated trade receivables to Argentine pesos and moving from a preferential to a free-market exchange rate, and a charge of $17 associated with the early extinguishment of outstanding debentures.

(l)	Fourth quarter 2003 reflects a benefit of $669 associated with recording deferred tax assets in two European subsidiaries for their tax basis investment losses recognized on local tax returns.

Total year 2002 includes a net $65 non-cash tax benefit, principally due to agreement on certain prior year audit issues previously reserved for, partly offset by the establishment of a reserve for an additional tax contingency.

(m)	Represents a rate of return to minority interest investors who made capital contributions to consolidated subsidiaries.

Total year 2003 includes a charge of $17 for the early extinguishment of the company's Minority Interest Structures in preparation for the planned separation of INVISTA.

(n)

On January 1, 2003, the company adopted SFAS No. 143, "Accounting for Asset Retirement Obligations," which requires companies to record an asset and related liability for the costs associated with the retirement of a long-lived tangible asset if a legal liability to retire the asset exists. The Company recorded a cumulative effect adjustment to income of $29.

The Company's adoption of SFAS No. 142, "Goodwill and Other Intangible Assets," resulted in a cumulative effect adjustment to income of $2,944 effective January 1, 2002.

E. I. DUPONT DE NEMOURS AND COMPANY AND CONSOLIDATED SUBSIDIARIES

SCHEDULE C

SEGMENT SALES(a)

4th QUARTER 2003 VS. 4th QUARTER 2002
	Segment Sales
	Three Months Ended		Percentage Change Due to:
	December 31		U.S. $
	$	% Chg.	Price	Volume	Other(b)

Agriculture & Nutrition	$ 991	33%	7%	7%	19%
Coatings & Color Technologies	1,437	10	6	2	2
Electronic & Communication Technologies	750	18	1	15	2
Performance Materials	1,387	14	4	10	-
Safety & Protection	1,027	13	6	5	2
Textiles & Interiors	1,697	11	3	-	8
Other	7	17	-	17	-

Total	$7,296	15%	4%	6%	5%

YTD 2003 VS YTD 2002
	Segment Sales
	Year Ended		Percentage Change Due to:
	December 31		U.S. $
	$	% Chg.	Price	Volume	Other(b)

Agriculture & Nutrition	$5,470	21%	6%	6%	9%
Coatings & Color Technologies	5,503	9	8	-	1
Electronic & Communication Technologies	2,892	14	-	10	4
Performance Materials	5,376	9	3	7	(1)
Safety & Protection	4,071	17	6	6	5
Textiles & Interiors	6,937	12	4	-	8
Other	19	(14)	-	(14)	-

Total	$30,268	13%	4%	4%	5%

(a)	Includes transfers and pro rata share of equity affiliate sales.
(b)

Principally includes impacts from the sale of Clysar® , acquisitions of Liqui-Box, ChemFirst, Renpar S.A., the remaining interest in Griffin L.L.C., and the formation of The Solae Company. In preparation for the planned separation of INVISTA, Textiles & Interiors segment sales include market-based transfers of intermediates to Performance Materials beginning in 2003.

E. I. DUPONT DE NEMOURS AND COMPANY AND CONSOLIDATED SUBSIDIARIES

SCHEDULE D

SEGMENT INFORMATION EXCLUDING IMPACT OF SPECIAL ITEMS
(Dollars in millions)
	Three Months Ended			Year Ended
	December 31			December 31
	2003	2002	% Chg.	2003	2002	% Chg.

AFTER-TAX OPERATING INCOME
Agriculture & Nutrition	$ (79)	$ (84)	N/M	$ 498	$ 427	17%
Coatings & Color Technologies	148	136	9%	474	525	(10)
Electronic & Communication
Technologies	54	48	13	146	216	(32)
Performance Materials	59	90	(34)	262	426	(38)
Pharmaceuticals	106	107	(1)	340	290	17
Safety & Protection	142	141	1	536	487	10
Textiles & Interiors	19	31	(39)	13	213	(94)
Other	(29)	(24)	N/M	(101)	(85)	N/M

Total Segment ATOI	420	445	(6)	2,168	2,499	(13)

Interest & Exchange Gains and Losses	(37)	(2)		(144)	(116)
Corporate Expenses	(87)	(88)		(341)	(333)
Corporate Minority Interest	-	(10)		(14)	(41)

INCOME BEFORE SPECIAL ITEMS
AND CUMULATIVE EFFECT OF
CHANGES IN ACCOUNTING
PRINCIPLES	$ 296	$345	(14)%	$1,669	$ 2,009	(17)%

Special Items	340	5		(667)	(168)

INCOME BEFORE CUMULATIVE
EFFECT OF CHANGES IN
ACCOUNTING PRINCIPLES	$ 636	$350		$1,002	$ 1,841

Cumulative Effect of Changes in
Accounting Principles	-	-		(29)	(2,944)

NET INCOME (LOSS)	$ 636	$350		$ 973	$(1,103)

E. I. DUPONT DE NEMOURS AND COMPANY AND CONSOLIDATED SUBSIDIARIES

SCHEDULE E

FINANCIAL SUMMARY
(Dollars in millions, except per share)

	4th Quarter 2003	YTD 2003
	Versus	Versus
	4th Quarter 2002	YTD 2002
Variance Analysis: Income
Before Cumulative Effect of
Changes in Accounting
Principles

Local Prices	$ (55)	$ (85)
Volume	100	280
Variable Costs	(230)	(675)
Fixed Costs	50	(245)
Currency	45	180
Other Income	45	150
Other	(4)	55

Total Before Special Items	(49)	(340)

Special Items	335	(499)

Total	$ 286	$(839)

	Three Months Ended			Year Ended
	December 31			December 31
	2003	2002	% Chg.	2003	2002	% Chg.
Selected Income Statement Data -
Excluding Impact of Special Items
And Cumulative Effect of Changes
In Accounting Principles

Consolidated Net Sales	$6,477	$5,682	14%	$26,996	$24,006	12%
Segment Sales	7,296	6,344	15	30,268	26,728	13
Segment ATOI*	420	445	(6)	2,168	2,499	(13)
EBIT*	289	327	(12)	2,252	2,745	(18)
EBITDA*	650	716	(9)	3,783	4,201	(10)
Income	296	345	(14)	1,669	2,009	(17)
EPS - Diluted	.29	.34	(15)	1.66	2.00	(17)

*	See Reconciliation of Non-GAAP Measures (Schedule F).

E. I. DU PONT DE NEMOURS AND COMPANY AND CONSOLIDATED SUBSIDIARIES

SCHEDULE F

RECONCILIATION OF NON-GAAP MEASURES
(Dollars in millions)

Reconciliation of Segment ATOI

	Three Months Ended		Year Ended
	December 31,		December 31,
	2003	2002	2003	2002

Segment ATOI Excluding Special Items	$ 420	$445	$ 2,168	$2,499
Special Items included in Segment ATOI	(329)	5	(1,337)	(153)

Segment ATOI	$ 91	$450	$ 831	$2,346

Reconciliation of EBIT / EBITDA to Consolidated Income Statement

	Three Months Ended		Year Ended
	December 31,		December 31,
	2003	2002	2003	2002

Income Before Income Taxes and
Minority Interests	$(102)	$192	$ 143	$2,124

Less:
Minority Interest in Earnings of
Consolidated Subsidiaries(1)	(3)	(20)	(43)	(77)
Add:
Net Interest Expense(2)	76	63	307	296
Special Items	318	92	1,845	402

EBIT	289	327	2,252	2,745

Add:
Depreciation and Amortization(3)	361	389	1,531	1,456

EBITDA	$ 650	$716	$3,783	$4,201

(1)	Excludes income taxes and corporate minority interests.
(2)	Includes interest expense plus amortization of capitalized interest less interest income.
(3)	Excludes amortization of capitalized interest.